Exhibit 10.1

AMENDMENT NO. 1 TO THE KENNAMETAL INC.

STOCK AND INCENTIVE PLAN OF 2010

WHEREAS, Kennametal Inc. (the “Corporation”) sponsors and maintains the KENNAMETAL INC. STOCK AND INCENTIVE PLAN OF 2010, as amended and restated October 22, 2013 (the “Plan”) (Capitalized terms not otherwise defined herein shall have the meaning ascribed thereto in the Plan);

WHEREAS, in accordance with Section 13 of the Plan, the Board of Directors of the Corporation reserves the right to amend the Plan; and

WHEREAS, with respect to future Awards, the Corporation desires to amend the Plan to (i) modify the definition of “Change in Control”, and (ii) eliminate single-trigger vesting of such Awards upon a Change in Control.

NOW, THEREFORE, the undersigned authorized officer of the Corporation, hereby adopts the following amendment to the Plan:

1. Amendments. With respect to Awards granted on or after the Effective Date (as defined below), the following provisions of the Plan are hereby amended as follows:

A. The term “Change in Control” contained in Section 2(h) of the Plan is hereby amended and restated in its entirety to read as follow:

“Change in Control” shall mean (unless otherwise provided by the Plan Administrator in the applicable Award agreement) a change in control of the Company of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A promulgated under the Exchange Act as in effect on the date thereof or, if Item 6(e) is no longer in effect, any regulations issued which serve similar purposes; provided that, without limitation, such a Change in Control shall be deemed to have occurred upon the occurrence of any one of the following events:

(i) a Business Combination has been completed, excluding any such Business Combination that constitutes a Merger of Equals;

(ii) the Company shall sell all or substantially all of its operating properties and assets to another person, group of associated persons or corporation, excluding any Affiliate of the Company, and excluding any such sale that constitutes a Merger of Equals; or

(iii) any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes a beneficial owner, directly or indirectly, of securities of the Company representing 25% or more of either (A) the then outstanding capital stock of the Company, or (B) the combined voting power of the Company’s then outstanding voting securities entitled to vote generally in the election of directors; provided that, the following acquisitions shall not constitute a Change in Control: (1) any acquisition directly from the Company; (2) any acquisition by the Company; (3) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Affiliate of the Company; or (4) any acquisition by any corporation pursuant to a transaction that constitutes a Merger of Equals.

Notwithstanding the foregoing or any provision of this Plan to the contrary, if an Award is subject to Section 409A (and not excepted therefrom) and a Change of Control is a distribution event for purposes of the Award, the foregoing definition of Change in Control shall be interpreted, administered and construed in a manner necessary to ensure that the occurrence of any such event shall result in a Change of Control only if such event qualifies as a change in the ownership or effective control of a corporation, or a change in the ownership of a substantial portion of the assets of a corporation, as applicable, within the meaning of Treas. Reg. § 1.409A-3(i)(5).

B. Section 2 of the Plan is hereby amended by adding the following new definition thereto (existing subsections 2(y) through 2(xx) being renumbered as 2(z) through 2(yy)):

“(y) Merger of Equals” means (unless the Committee or Board provides otherwise) a Business Combination which results in the following conditions:

(i) All or substantially all of the individuals and entities who were the beneficial owners, respectively, of the outstanding Capital Stock and the outstanding voting securities of the Company entitled to vote generally in the election of directors immediately prior to such Business Combination beneficially own, following the Business Combination, directly or indirectly, more than 50% of, respectively, the then outstanding shares of capital stock and the then outstanding voting securities of the entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the outstanding Capital Stock and the outstanding voting securities of the Company entitled to vote generally in the election of directors, as the case may be;

(ii) No “person” (as such term is used in Section 13(d) and 14(d) of the Exchange Act) (excluding any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 25% or more of, respectively, the then outstanding shares of capital stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination; and

(iii) At least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the incumbent board at the time of the execution of the initial agreement, or at the time of the action taken by the incumbent board approving such Business Combination.”

C. Section 11 of the Plan is hereby deleted in its entirety.

2. Prospective Application. This Amendment shall apply only to Awards granted on or after the Effective Date. For avoidance of doubt, Awards granted prior to the Effective Date shall be governed under the terms of the Plan as in effect immediately prior to the adoption of this Amendment.

3. Plan Continuing in Full Force and Effect; No Other Modification. Except as expressly amended by this Amendment, the Plan shall continue in full force and effect. This Amendment shall not be interpreted or construed to limit in any manner the Corporation’s ability to make additional amendments to the Plan or any Awards issued thereunder to the extent provided under the terms of the Plan.

IN WITNESS WHEREOF, the Corporation’s duly authorized representative has executed this Amendment this 27th day of January, 2015 (the “Effective Date”).

Kennametal Inc.

By:	/s/ Judith A. Bacchus

Name:	Judith A. Bacchus
Title:	Vice President and Chief Human Resources Officer